AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 6th day of September, 2012, to the Custody Agreement, dated as of April 6, 2011, as amended August 23, 2011, November 8, 2011, February 16, 2012, and May 23, 2012 (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add funds; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

Exhibit M, the Advantus Strategic Dividend Income Fund, is hereby added and attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.

By: /s/ James R. Arnold	By: /s/ Michael R. McVoy

Name: James R. Arnold	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

Exhibit M to the
Managed Portfolio Series Custody Agreement

Name of Series
Advantus Strategic Dividend Income Fund

Multiple Series Trust DOMESTIC CUSTODY SERVICES FEE SCHEDULE at September, 2012

Domestic Custody Services Fee Schedule

Annual Fee Based Upon Market Value Per Fund*
[…]% ( ½ basis point) on average daily market value
Minimum annual fee per fund - $[…]
plus portfolio transaction fees

Portfolio Transaction Fees
$[…]/book entry DTC transaction/Federal Reserve transaction/principal paydown
$[…]/U.S. Bank repo agreement transaction
$[…]/short sale
$[…]/option/future contract written, exercised or expired
$[…]/mutual fund trade/Fed wire/margin variation Fed wire
$[…]/physical transaction
$[…]/segregated account per year

▪  A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪  No charge for the initial conversion free receipt.
▪  Overdrafts – charged to the account at prime interest rate plus […]%, unless a line of credit is in place.

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, and extraordinary expenses based upon complexity.

*Subject to annual CPI increase, Milwaukee MSA.
Fees are billed monthly.

Advisor’s Signature below acknowledges approval of the domestic and global fee schedules on this Exhibit M.

ADVANTUS CAPITAL MANAGEMENT, INC.

By: /s/ Gary M. Kleist
Printed Name: Gary M. Kleist

Title: Financial Vice President                                                                                                    Date: 8/31/12

Exhibit M (continued) to the Separate Series of Managed Portfolio Series Custody Agreement Global Sub-Custodial Services Annual Fee Schedule at September, 2012
[…]

Exhibit M (continued) to the Separate Series of Managed Portfolio Series Custody Agreement Global Sub-Custodial Services Annual Fee Schedule at September, 2012

Annual Base Fee
$[…] per unique account or fund (as required by 17f-5)
▪	Euroclear – Eurobonds only.
▪	Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt, and mutual funds) will be subject to a surcharge.
▪	Certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.
▪	Foreign Exchange transactions undertaken through a third party will be charged $[…].
▪	Tax reclaims that have been outstanding for more than six months with the client will be charged $[…]per claim.
▪	SWIFT reporting and message fees are invoiced separately

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A.  for local taxes, stamp duties or other local duties and assessments, stock exchange fees, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.